Exhibit 99
FirstEnergy Nuclear Operating Company                   For Immediate Release
Davis-Besse Nuclear Power Station
5501 N. State Route 2
Oak Harbor, Ohio 43449

News Media Contact:
Richard Wilkins
(419) 321-7129



                   NEW REACTOR HEAD INSTALLED AT DAVIS-BESSE;
                         REPLACEMENT POWER COSTS UPDATED

         FirstEnergy Nuclear Operating Company (FENOC) announced that personnel at the Davis-Besse Nuclear Power Station today are completing installation of the new reactor head on the reactor vessel.

         Crews moved the 150-ton reactor head and its attached service structure onto the vessel last night, and are tightening the retaining lugs and finishing other related installation activities. The head had been placed on the reactor vessel last month to assure it would seat properly on the vessel. It later was removed to load fuel into the reactor core, which was completed late last month.

         "While we still have more work to do, this key milestone indicates the significant progress we are making toward restoration of the plant," said FENOC Chief Operating Officer and Davis-Besse Vice President Lew Myers. "This paves the way to another major milestone - pressure testing the containment later this month. We are now clearly in the testing phase of our restart plan."

         The containment pressure test, or integrated leak rate test, entails using eight large compressors to increase air pressure in the containment vessel to about 38 pounds per square inch. This pressure should hold for about six hours to verify that the integrity of the containment vessel was properly restored following the opening of the containment building.

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         In a related matter, FirstEnergy advised that the impact of unusually cold weather on electricity demand has resulted in Davis-Besse-related purchased power costs that averaged approximately $20 million per month in January and February of 2003, up from earlier projections of $10 to $15 million per month. Replacement power costs for subsequent non-summer months are expected to average approximately $15 million per month.

         FirstEnergy Nuclear Operating Company is a subsidiary of the Akron, Ohio-based FirstEnergy Corp., a registered public utility holding company.



Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


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